UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Mattson Technology, Inc.

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___________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 29, 2013
___________

The 2013 Annual Meeting of Stockholders of Mattson Technology, Inc. (the “Company”) will be held at the Company's headquarters, located at 47131 Bayside Parkway, Fremont, California 94538 on May 29, 2013, at 10:00 a.m. Pacific Standard Time for the following purposes:

1.
To elect two (2) Class I directors, each to serve a three-year term expiring on the date on which the Company's Annual Meeting of Stockholders is held in 2016 and until such director's successor is elected and qualified;

2.	To vote on a non-binding, advisory resolution approving executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.
To transact such other business as may properly come before the 2013 Annual Meeting of Stockholders including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or any adjournment thereof.

Only stockholders of record at the close of business on April 5, 2013 are entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person.

For ten days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's headquarters.

Your vote is important so that as many shares as possible be represented. Whether or not you plan to attend the meeting in person, you are urged to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. Please vote by Internet at http://www.proxyvote.com, or if you elected to receive printed materials, by mail. For detailed voting instructions, please refer to the Proxy Statement and the accompanying proxy card or voting instructions provided via the Internet.

By Order of the Board of Directors,

J. Michael Dodson
Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary

Fremont, California
April 11, 2013

MATTSON TECHNOLOGY, INC.
PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 29, 2013

GENERAL INFORMATION

The Board of Directors (the "Board") of Mattson Technology, Inc. (the “Company”) has made these proxy materials available to you on the Internet, or upon your request, has delivered printed versions of these materials to you by mail, in connection with soliciting your proxy for use at the Annual Meeting of Stockholders to be held on May 29, 2013 at 10:00 a.m. Pacific Standard Time (the “Meeting”) at the Company's headquarters at 47131 Bayside Parkway, Fremont, California 94538, for the purposes set forth in the accompanying notice and at any adjournment or postponement of the Meeting. Stockholders are requested to promptly vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you received printed copies of the proxy materials by mail, you can also vote by mail.

The date of this Proxy Statement is April 11, 2013. The Proxy Statement, the accompanying proxy card and the Company's Annual Report will be made available to the Company's stockholders on the Internet at www.proxyvote.com through the notice and access process on or about April 19, 2013. The solicitation will be made through the Internet and expenses will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the Meeting to beneficial owners of the Company's common stock. Original solicitation of proxies by Internet and/or mail may be supplemented, if deemed desirable or necessary, by one or more of telephone, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate. Except as described above, the Company does not intend to solicit proxies other than by Internet or, for those stockholders who requested to receive printed proxy materials, by mail. The Company will bear the costs of the solicitation of proxies for the Meeting.

The shares represented by any proxy voted by Internet or by mail will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted in accordance with the recommendations of the Board of Directors for each nominee and for each proposal.

SHARES OUTSTANDING AND VOTING RIGHTS

Only holders of shares of common stock of record as of the close of business on April 5, 2013 are entitled to vote at the Meeting. On the record date, there were issued and outstanding 58,734,024 shares of common stock. Each share of common stock is entitled to one vote on all matters to be voted upon.

The presence, in person or by duly authorized proxy, of the holders of a majority of the voting shares of common stock will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof.

Provided a quorum is present at the Meeting, a plurality of votes cast is sufficient to elect a director to the Board of Directors. All other proposals presented at the Meeting will be decided by the affirmative vote of the holders of a majority of shares of the Company which are present in person or by proxy.

The Company treats “ABSTAIN” and “WITHHOLD AUTHORITY” votes in person or by proxy as being present at the Meeting for purposes of determining a quorum. In the election of directors, any vote you make that is a “WITHHELD” or “ABSTAIN” for any nominee will not impact the election of that nominee. In tabulating the voting results for Proposals Two, and Three, a “WITHHELD” or “ABSTAIN” vote is the same as voting against the proposal.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. If you hold your common stock through a broker, it is important that you cast your vote if you want it to count in Proposal One, the election of the Company's Class I directors and Proposal Two, the non-binding advisory vote approving executive compensation. A broker non-vote with respect to Proposal One and Two will have no effect on such proposals. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal. Your broker will continue to have discretion to vote any uninstructed shares on Proposal Three, the ratification of the appointment of the Company's independent registered public accounting firm.

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the proposals of business at the Meeting.

Your execution of your proxy by Internet or by mail will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) voting again by the Internet, (ii) sending a later-dated proxy by mail or sending a written revocation, provided that they are received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding ownership of the Company's outstanding common stock as of March 1, 2013 by (i) each stockholder known by the Company to be the beneficial owner of more than 5 percent of the Company's outstanding shares of common stock, based on information contained in any applicable Schedule 13D or 13G filed with the Securities and Exchange Commission (the “SEC”), (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group. To the Company's knowledge and except as otherwise indicated below, and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of common stock shown as beneficially owned by them. Applicable percentage ownership in the table is based on 58,727,118 shares of common stock outstanding as of March 1, 2013. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock subject to options that are presently exercisable, or options exercisable within 60 days and restricted stock units (“RSU”) vesting within 60 days of March 1, 2013 are deemed outstanding for the purpose of computing the shares owned and percentage ownership of the person or entity holding options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Name of Beneficial Owner	Amounts and Nature of Beneficial Ownership		Percentage of Common Stock Outstanding
Entities affiliated with Potomac Capital/Paul J. Solit	4,304,549	(1)	7.3%
825 Third Avenue, 33rd Floor, New York, NY 10022
BlackRock Inc.	3,845,541	(2)	6.5%
40 East 52nd Street, New York, NY 10022
Entities affiliated with Donald Smith & Co., Inc.	3,732,384	(3)	6.4%
152 West 57th Street, 22nd Floor, New York, NY 10019
David Dutton	1,140,559	(4)	1.9%
Shigeru Nakayama	138,000	(5)	*
J. Michael Dodson	135,416	(6)	*
Kenneth Kannappan	130,000	(7)	*
Kenneth Smith	124,000	(8)	*
Richard Dyck	97,000	(9)	*
Scott Peterson	15,000	(10)	*
Scott Kramer	7,500	(11)	—
Dr. Fusen E. Chen	—	(12)	—

Directors and executive officers as a group (9 persons)	1,787,475	(13)	3.1%

_______________________

*	Less than 1 percent.

(1)
According to Schedule 13D/A filed with the SEC on June 18, 2012 by Potomac Capital Partners II, L.P., Potomac Capital Management II, L.L.C, Potomac Capital Partners L.P., Potomac Capital Management, L.L.C. and Paul J. Solit, as of June 14, 2012, Potomac Capital Partners II, L.P. had shared voting power and dispositive power over 2,631,770 shares of the Company's common stock; Potomac Capital Management II, L.L.C. had shared voting power and dispositive power over 2,631,770 shares of the Company's common stock; Potomac Capital Partners L.P. had shared voting power and dispositive power over 1,666,279 shares of the Company's common stock; Potomac Capital Management, L.L.C. had shared voting power and dispositive power over 1,666,279 shares of the Company's common stock; and Paul J. Solit had sole voting power and dispositive power over 6,500 shares, and had shared voting power and dispositive power over 4,298,049 shares of the Company's common stock. Potomac Capital Partners II, L.P., Potomac Capital Management II, L.L.C., Potomac Capital Partners L.P. and Potomac Capital Management, L.L.C. did not have sole voting power or sole dispositive power over any shares of the Company's common stock.

(2)
According to Schedule 13G filed with the SEC on January 30, 2013 by BlackRock Inc. as of December 31, 2012, BlackRock Inc. had sole voting power and sole dispositive power over 3,845,541 shares of the Company's common stock.

(3)
According to Schedule 13G filed with the SEC on February 13, 2013 by Donald Smith & Co., Inc., Donald Smith Value Fund, L.P., Donald Smith and Velin Mezinev, as of December 31, 2012, Donald Smith & Co. Inc. had sole voting power over no shares and shared dispositive power over 3,723,384 shares of the Company's common stock; Donald Smith Value Fund, L.P. had sole voting power over 3,631,043 shares and shared dispositive power over 3,723,384 shares of the Company's common stock; Donald Smith had sole voting power over 76,100 shares and shared dispositive power over 3,732,384 shares of the Company's common stock and Velin Mezinev had sole voting power over 25,241 shares and shared dispositive power over 3,732,384 shares.

(4)	Mr. Dutton: includes 976,828 shares subject to options that were exercisable as of March 1, 2013 and options exercisable within 60 days of March 1, 2013.
(5)	Mr. Nakayama: includes 110,000 shares subject to options that were exercisable as of March 1, 2013 and options exercisable within 60 days of March 1, 2013.
(6)	Mr. Dodson: includes 85,416 shares subject to options that were exercisable as of March 1, 2013 and options exercisable within 60 days of March 1, 2013.
(7)	Mr. Kannappan: includes 124,000 shares subject to options that were exercisable as of March 1, 2013 and options exercisable within 60 days of March 1, 2013.
(8)	Mr. Smith: includes 120,000 shares subject to options that were exercisable as of March 1, 2013 and options exercisable within 60 days of March 1, 2013.
(9)	Mr. Dyck: includes 25,600 shares subject to options that were exercisable as of March 1, 2013 and options exercisable within 60 days of March 1, 2013.
(10)	Mr. Peterson: includes 15,000 shares subject to options that were exercisable as of March 1, 2013 and options exercisable within 60 days of March 1, 2013.
(11)	Mr. Kramer: includes 7,500 shares subject to options that were exercisable as of March 1, 2013 and options exercisable within 60 days of March 1, 2013.
(12)	Dr. Fusen E. Chen joined the Company as President and Chief Executive Officer and was elected to the Board of Directors on February 19, 2013.
(13)	Includes 1,464,344 shares subject to options that were exercisable as of March 1, 2013 and options exercisable within 60 days of March 1, 2013.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company has a classified Board of Directors consisting of two Class I directors (Kenneth Kannappan and Scott Peterson), two Class II directors (Fusen E. Chen and Kenneth Smith) and three Class III directors (Richard Dyck, Shigeru Nakayama and Scott Kramer).

Class I, II and III directors will serve until the Annual Meetings of Stockholders to be held in 2013, 2014 and 2015, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the Annual Meeting date.

The current term of the Class I directors will expire on the date of the upcoming 2013 Annual Meeting. Accordingly, two persons are to be elected to serve as Class I directors of the Board of Directors at the Meeting. The Board of Directors' nominees for election by the stockholders to those two positions are the current Class I members of the Board of Directors, Kenneth Kannappan and Scott Peterson. No other nominations are before the 2013 Annual Meeting. Unless otherwise directed by stockholders, the proxy holders will vote all shares of common stock represented by proxies held by them for the election of the Board's nominees. In the event that either Messrs. Kannappan or Peterson become unavailable or unable to serve as a director of the Company prior to the voting, the proxy holders will refrain from voting for the unavailable nominee and will vote for a substitute nominee in the exercise of their best judgment.

If a quorum is present for voting at the Meeting, the two listed nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote.

Recommendation of the Board of Directors

The Board unanimously recommends a vote “FOR” the nominees listed herein.

The following table sets forth the Company's current directors, including the Class I nominees to be elected at this Meeting and information with respect to their ages as of December 31, 2012.

Name	Age	Title	Director Since
Class I directors whose terms expire at the Annual Meeting:
Nominees for re-election at the Annual Meeting:
Kenneth Kannappan	53	Director (Chairman)	July 1998
Scott Peterson	60	Director	December 2010

Class II directors whose terms expire at the 2014 Annual Meeting of Stockholders:
Fusen E. Chen (1)	53	Director	February 2013
Kenneth Smith	63	Director (Vice Chairman)	August 1994

Class III directors whose terms expire at the 2015 Annual Meeting of Stockholders:
Richard Dyck	67	Director	January 2010
Shigeru Nakayama	77	Director	May 1996
Scott Kramer	58	Director	September 2011
__________________________________

(1) Dr. Fusen E. Chen joined the Company as President and Chief Executive Officer and was elected to the Board of Directors on February 19, 2013.

Director Nomination and Qualification

 The Nominating and Governance Committee is responsible for evaluating board member candidates and making recommendations to the Board regarding candidates.   In carrying out its function to nominate candidates for election to the Board, the Nominating and Governance Committee considers a mix of attributes, including technical industry experience, business expertise, regional and global knowledge and strength (especially in Asia, the location of many of the Company's customers), financial expertise, independence and diversity (which is broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating business experiences and characteristics). While the Company does not have a formal policy with respect to what qualifies as diversity as a consideration in the identification of nominees for the Board, the Nominating and Governance Committee, as a matter of practice, considers diversity in the context of the Board as a whole. When identifying candidates, the Company takes into account the present and future needs of the Board and its committees. The result is a Board of Directors composed of a majority of independent directors serving a full spectrum of the Company's needs. The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company based on the same criteria that would apply to candidates identified by a committee member. There are no specific, minimum qualifications that have been formulated by the Nominating and Governance Committee that must be met by a recommended nominee.

The information below sets forth certain background information regarding the Company's directors:

▪
Kenneth Kannappan has served as a director since July 1998 and served as Chairman of the Board since July 2012 and from June 2008 to September 2011. Since January 1999, Mr. Kannappan has served as President and Chief Executive Officer of Plantronics, Inc., a telecommunications equipment manufacturer, and also serves as a member of its board of directors. From 1995 to 1998, Mr. Kannappan held various executive positions at Plantronics, Inc. Prior to joining Plantronics, Inc., Mr. Kannappan was Senior Vice President of Kidder, Peabody & Co. Incorporated, an investment banking company, from 1985 to 1995. From December 2000 to January 2008, Mr. Kannappan served as a director of Integrated Device Technology, Inc. Through Mr. Kannappan's extensive experience in various executive positions, including Chief Executive Officer, he is able to contribute valuable insights regarding the management of a technology-based business, which has led the Company to conclude that he should serve as a director.

▪
Dr. Fusen E. Chen has served as the Company's President and Chief Executive Officer and director since February 2013. From September 2009 to June 2012, Dr. Chen was Executive Vice President at Novellus Systems, Inc. ("Novellus"), a semiconductor equipment manufacturer with responsibility for all product business units. From October 2005 to September 2009, Dr. Chen was the Chief Technology Officer at Novellus, with the responsibility for defining the company's technology strategy and direction. Prior to joining Novellus, Dr. Chen spent 10 years at Applied Materials, Inc., most recently as the group vice president and general manager for the company's copper physical vapor deposition and interconnect product business group. Dr. Chen earned his Ph.D. and B.S. degrees in materials science and engineering from the State University of New York and Tsing Hua University (Hsinchu, Taiwan), respectively. Dr. Chen's new role of President and Chief Executive Officer of Mattson, his prior work experience within the industry and his overall deep industry and technical background led the Company to conclude that he should serve as a member of the Company's Board of Directors.

▪
Richard Dyck has served as a director since January 2010. Mr. Dyck was the founder of and has since 2009 served as President of TGK, K.K., a supplier of connection systems for the testing of semiconductors. Mr. Dyck was the founder and President of TCS Japan K.K. and East Asia Connector Services, Ltd (Shanghai), manufacturers of high-speed connection systems, until their acquisitions in 2009. Mr. Dyck was the Vice-President and an Executive Officer of Teradyne, Inc., a semiconductor test equipment company, and the Chairman of Teradyne, Japan from 1982 until 1999. Mr. Dyck is a director of AvanStrate and a member of the Advisory Committee of the Japan External Trade Organization. Mr. Dyck's extensive experience working in Japan and throughout Asia allows him to contribute valuable insights regarding the Company's extensive activity and customer base in that region and has led the Company to conclude that he should serve as a director.

▪
Scott Kramer has served as a director since September 2011. Mr. Kramer retired as vice president of manufacturing technology at SEMATECH, Inc. in 2011, a position he had held since 2008. Mr. Kramer held various positions of increasing responsibility at SEMATECH, from 1994 to 1997 and from 1998 to 2011. Prior to joining SEMATECH, he worked for LAM Research and IBM. Mr. Kramer's experience in the semiconductor industry make him an effective advisor to the Board regarding strategic and operational issues, which has led the Company to conclude that he should serve as a director.

▪
Shigeru Nakayama has served as a director since May 1996. Mr. Nakayama also serves as the Chairman of the Nominating and Governance Committee. Since 1996, Mr. Nakayama was a business consultant to Semiconductor Equipment and Materials International (“SEMI”), an international association of semiconductor equipment manufacturers and materials suppliers. From 1984 to 1994, Mr. Nakayama was the President of SEMI Japan, a member of Semiconductor Equipment and Materials International. Prior to joining SEMI, Mr. Nakayama held a number of executive positions in the Tokyo Electron Limited (“TEL”) group over a period of more than ten years; including Vice President of Tokyo Electron America, Inc.; General Manager of the Instrument Division; General Manager of the TEL Thermco Diffusion Division; and as a board member of TEL-Thermco Engineering Co., Ltd. Mr. Nakayama's experience with SEMI and TEL, as well as and his deep understanding of the semiconductor industry allow him to contribute an important international perspective regarding the Company's challenges and opportunities and make Mr. Nakayama important to the Company's operations in Asia, leading the Company to conclude that he should serve as a director.

▪
Scott Peterson has served as a director since December 2010. Mr. Peterson has also served as Chairman of the Company's Audit Committee since December 2010. Mr. Peterson was the Managing Partner of Ernst & Young's Pacific Northwest Area Assurance (Audit) Practice until his retirement in April 2010. In his various roles at Ernst & Young, Mr. Peterson served as the lead advisory partner for many of the firm's technology clients. He is a Certified Public Accountant. Mr. Peterson also served as a Practice Fellow at the Financial Accounting Standards Board from 1987 to 1989. Mr. Peterson's technical accounting background and his financial expertise makes him a valuable advisor to the Board and contributes to his effectiveness as Chairman of the Audit Committee, which has led the Company to conclude that he should serve as a director.

▪
Kenneth Smith has served as a director since August 1994 and has served as Vice Chairman of the Board since July 2012. Mr. Smith has also served as Chairman of the Company's Compensation Committee since May 2011. Mr. Smith is a retired President, Chief Operating Officer and a Director of WaferTech, a semiconductor manufacturer where he served from May 1996 until April 2000. From 1991 to 1995, Mr. Smith was Vice President of Operations at Micron Semiconductor, Inc., a semiconductor manufacturer. Mr. Smith's experience in the semiconductor industry make him an effective advisor to the Board regarding strategic and operational issues, which has led the Company to conclude that he should serve as a director.

Any stockholder who wishes to recommend a candidate for nomination as a director should submit the recommendation in writing to the Company at its principal executive offices, to the attention of the Secretary, not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year's Annual Meeting. A stockholder recommending a person as a director candidate must comply with the bylaw requirements regarding information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosures to stockholders.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two separate individuals.  Mr. Kannappan, who is independent in accordance with the applicable NASDAQ listing standards, has served as Chairman of the Board of Directors since July 2012. Dr. Chen serves as President and Chief Executive Officer.

While the Board retains the discretion to combine the roles in the future, as it deems appropriate, the Board believes that with an independent director serving as Chairman, the interests of the stockholders are well represented and that proper governance is maintained. The Company believes that the Chairman can provide support and advice to the Chief Executive Officer; collaborate with the Chief Executive Officer on setting a strategic direction for the Company; preside over executive or independent sessions of the Board when management, including the Chief Executive Officer, is not present; and lead the Board in fulfilling its responsibilities. This leadership structure also provides the Company the advantage of different viewpoints and backgrounds. The Company believes that the current leadership structure of the Board is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on the Company's current needs.

Board Meetings and Committees

The table below summarizes membership information for each of the Board committees for the year ended December 31, 2012 :

Name	Audit	Nominating and Governance	Compensation
Ken Kannappan	✓		✓
David Dutton (1)
Kenneth Smith	✓		✓ (Chairman)
Shigeru Nakayama		✓ (Chairman)
Scott Peterson	✓ (Chairman)	✓
Richard Dyck		✓	✓
Scott Kramer
Dr. Hans-Georg Betz (2)		✓
__________________________________

(1) Mr. Dutton resigned from his position as the Company's Chief Executive Officer, President and Director effective February 19, 2013.

(2) Dr. Betz resigned from the Board in July 2012.

In 2012, the Board of Directors held sixteen meetings, with each director attending at least 75 percent of the aggregate meetings of the Board of Directors and each of the committees on which he served.

The Board of Directors of the Company has a standing Audit Committee, Compensation Committee and a Nominating and Governance Committee, each of which has a written charter. The committees' charters can be viewed at the Company's web site at http://www.mattson.com.

For a description of the principal functions of the Audit Committee, see “Report of the Audit Committee.” During 2012, the Audit Committee consisted of Messrs. Peterson, Kannappan and Smith; each of whom is independent for purposes of the NASDAQ listing standards. Our Board has determined that Mr. Peterson is the Audit Committee's “financial expert.” The Audit Committee held eight meetings during 2012.

The principal functions of the Compensation Committee are to approve compensation for the Chief Executive Officer ("CEO") based on guidelines from the Board, if any; approve compensation for other executive officers of the Company; to recommend to the Board the compensation of non-employee directors for service on the Board and committees of the Company; to review all components of executive officer and director compensation for consistency with the committee's compensation philosophy as in effect from time to time; to review compensation policies applicable to the entire Company; to oversee the administration of the Company's equity incentive and employee stock purchase plans; and to perform such other duties regarding compensation for employees, consultants and directors as the Board may delegate from time to time. During 2012, the Compensation Committee consisted of Messrs. Smith, Kannappan and Dyck, each of whom is independent for purposes of the NASDAQ listing standards. The Compensation Committee held three meetings during 2012.

The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become Board members; select, or recommend to the Board, director nominees for each election of directors; develop and recommend to the Board criteria for selecting qualified director candidates; consider committee member qualifications, appointment and removal; recommend corporate governance principles applicable to the Company and provide oversight in the evaluation of the Board and each committee. During 2012, the Nominating and Governance Committee consisted of Dr. Betz, who resigned from the Nominating and Governance Committee in July 2012, Mr. Dyck, who replaced Dr. Betz on the Nominating and Governance Committee upon Dr. Betz's resignation and Messrs. Nakayama and Peterson. Each of the members of the Nominating and Governance Committee is independent for purposes of the NASDAQ listing standards. The Nominating and Governance Committee held four meetings during 2012.

Director Attendance at Annual Stockholder Meeting

The Company typically schedules a Board of Directors meeting in conjunction with the Annual Meeting of Stockholders. The Company expects, but does not require, that all directors will attend the meeting, absent a valid reason, such as a schedule conflict. Last year, all eight members of the Board of Directors then in office attended the 2012 Annual Meeting of Stockholders.

Risk Oversight

The Board of Directors, through its committees, is actively involved in overseeing risk management for the Company.

The Audit Committee, among other things, reviews the Company's financial risks and reviews the Company's policies with respect to risk assessment and risk management and internal controls that management has implemented to monitor or control such risks.

The Compensation Committee oversees risk management as it relates to the Company's compensation plans, policies and practices in connection with structuring its executive compensation programs and reviewing its incentive compensation programs for other employees, including evaluating whether the compensation programs may create an environment and/or incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

The Company's compensation programs are intended to reward its employees for strong performance over the long-term, with consideration for near-term actions and results that strengthen the Company. Through periodic risk assessments of the Company's global compensation programs, the Company believes that the executive compensation programs do not encourage excessive and unnecessary risk-taking. The design of these compensation programs is intended to encourage the executive officers to remain focused on both the short- and long-term operational and financial goals of the Company.

The Nominating and Corporate Governance Committee oversees the Company's identification, categorization and evaluation of enterprise risks, as well as developing risk mitigation and response strategies.

Compensation of Directors

Compensation for non-employee directors is a mix of cash and equity-based compensation to reward directors for a year of service in fulfilling their responsibilities. The equity-based component for non-employee directors' compensation is intended to align their long-term interests with those of the Company's stockholders. The Company does not compensate its management director, Dr. Fusen Chen, President and Chief Executive Officer of the Company and did not compensate his predecessor, Mr. David Dutton, for Board service in addition to regular employee compensation. Each year, the Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. The following table provides compensation information for the year ended December 31, 2012 for each non-employee director:

Director	Fees Earned or Paid in Cash	Option Awards (2)	Stock Awards (2)	Total
Dr. Hans-Georg Betz (1)	$70,000	$—	$—	$70,000
Richard Dyck	$50,000	$10,179	$3,520	$63,699
Ken Kannappan	$50,000	$10,179	$3,520	$63,699
Scott Kramer	$50,000	$10,179	$3,520	$63,699
Shigeru Nakayama	$53,000	$11,310	$5,280	$69,590
Scott Peterson	$60,000	$11,310	$5,280	$76,590
Kenneth Smith	$57,000	$11,310	$5,280	$73,590
__________________________________

(1) Dr. Betz was the Chairman of the Board of Directors until his resignation in July 2012.

(2) Represents the grant date fair value of stock option awards, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures. The Company uses the Black-Scholes option-pricing model to measure the fair value of stock options. For more information regarding the assumptions used in determining grant date fair value under FASB ASC Topic 718, refer to Note 9 Stock-based Compensation of the notes to the Company's consolidated financial statements included in the Company's 2012 Annual Report on Form 10-K.

In 2012, as Chairman of the Board from July 2012, Mr. Kannappan received an annual retainer of $50,000; as Chairman of the Audit Committee, Mr. Peterson, received an annual retainer of $60,000; as the Chairman of the Board until his resignation in July 2012, Dr. Betz received an annual retainer of $70,000; as the Chairman of Compensation Committee, Mr. Smith received an annual retainer of $57,000; as the Chairman of the Nominating and Governance Committee, Mr. Nakayama received an annual retainer of $53,000; and the other non-employee directors, Messrs. Dyck and Kramer, each received an annual retainer of $50,000. In December 2012, as part of the Company's cost reduction program, the Compensation Committee decided to implement a 10 percent reduction in 2013 cash compensation paid to the Board and its committee members as compared to the amount paid for such services in 2012.

In July 2012, each of the non-employee directors who continuously served on the Board for six months as of the date of the Annual Meeting of Stockholders was granted an option to purchase 18,000 shares of the Company's common stock and received an award of 4,000 restricted stock units; or 20,000 shares of the Company's common stock and 6,000 restricted stock units if the non-employee director also served as a Chairman of a committee or Chairman of the Board of Directors.

The Company grants stock options to non-employee directors as follows:
I.Upon the initial election or appointment of an individual to the Board of Directors, the non-employee director is granted (i) an option to purchase 25,000 shares and (ii) an award of 8,500 restricted stock units effective on the quarterly opening date of the Company's stock trading window immediately following the date of such appointment or election, with the vesting commencement date as of the date of appointment or election.

II.Each non-employee director who has continuously served on the Board for six months as of the date of the Annual Meeting of Stockholders is granted an option to purchase 18,000 shares of common stock and receives an award of 4,000 restricted stock units or, in the case of the Chairman of the Board or the chairs of the Audit Committee, Compensation Committee, Nominating and Governance Committee and other select committees, an option to purchase 20,000 shares of common stock, on the quarterly opening date of the Company's stock trading window immediately following the date of the Annual Meeting of Stockholders, with the vesting commencement date as of the date of the Annual Meeting of Stockholders and receives an award of 6,000 restricted stock units.

Effective June 2010, options granted to a non-employee director upon his/her initial appointment or election vest (i) the first 25 percent when the non-employee director completes 12 months of continuous service on the Board, and (ii) an additional 25 percent for each subsequent 12 months of continuous Board service thereafter, so as to be fully vested on the fourth anniversary date of the vesting commencement date subject to the director's continued service on the Board. The awards of restricted stock units granted in 2012, vest (i) with respect to 25 percent of the shares covered by the award when the non-employee director completes 12 months of continuous service on the Board, and (ii) with respect to an additional 25 percent of the shares covered by the award each 12 months of continuous service thereafter so as to be fully vested on the fourth anniversary of the vesting commencement date subject to the non-employee director's continued service on the Board.

Options granted to a non-employee director on the date of the Annual Meeting of Stockholders vest (i) 25 percent when the non-employee director completes continuous Board service with the Company from vesting commencement date until the day prior to the Company's regularly scheduled Annual Meeting of Stockholders the following year, (ii) with respect to an additional 25 percent of the covered shares in each of the next three years of continuous Board service on the day prior to the Company's regularly scheduled Annual Meeting of Stockholders, so as to be fully vested on approximately the fourth anniversary of the vesting commencement date, subject to the director's continued service on the Board. The awards of restricted stock units granted in 2012, vest (i) with respect to 25 percent of the shares covered by the award when the non-employee director completes continuous Board service with the Board from the vesting commencement date until the day prior to the Company's regularly scheduled Annual Meeting of Stockholders the following year; and (ii) with respect to an additional 25 percent of the covered shares in each of the next three years of continuous Board service on the day prior to the Company's regularly scheduled Annual Meeting of Stockholders, so as to be fully vested on approximately the fourth anniversary of the vesting commencement date subject to the non-employee director's continued service on the Board.

Option award amounts are presented based on their grant date fair market value, excluding the effect for estimated forfeitures, which the Company measures in accordance with FASB ASC Topic 718. For more information regarding the assumptions used in determining grant date fair value under FASB ASC Topic 718, refer to the notes to the Company's consolidated financial statements included in the Company's 2012 Annual Report on Form 10-K.

Stockholder Communications with the Directors

Any stockholder wishing to communicate with the full Board of Directors or any individual directors regarding the Company may write to the director, c/o J. Michael Dodson, Secretary, Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, California 94538. Communications from stockholders to one or more directors will be collected and organized by the Company's Secretary under procedures approved by the independent directors. The Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. The Secretary may, at his discretion, not forward correspondence if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Secretary may, at his discretion, forward only representative correspondence.

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

The Board has determined that during the year ended December 31, 2012 and subsequent to such date, there was no transaction or series of transactions, and there is no proposed transaction or series of transactions, to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000, and in which any director, executive officer, holder of more than five percent of the Company's common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions

All employees, including the named executive officers and the Board of Directors are subject to the Code of Ethics and Business Conduct (the “Code”). The Code requires conduct to avoid actual or apparent conflicts of interests, and requires communications to the Company's Compliance Officer of any actual conflict of interest.

Pursuant to its charter, the Audit Committee reviews all “related party transactions” (those transactions that are required to be disclosed in this Proxy Statement by SEC Regulation S-K, Item 404 and under NASDAQ's rules), if any, for potential conflicts of interest or other improprieties. As part of the review, the Audit Committee considers the nature and terms of the transaction, the materiality and relative importance of the transaction to the related party and the Company, whether the transaction may impair the judgment of a director or officer of the Company and any other matters deemed important, before approving or ratifying any such related party transaction.

As an additional procedural step and consistent with the requirements of the SEC, NASDAQ and general corporate “best practices” proposals, the Board of Directors reviews all relevant transactions or relationships between each director and the Company, senior management and the Company's independent registered public accounting firm. During this review, the Board considers whether there are any transactions or relationships between directors or any of their immediate family members (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company's senior management or their affiliates. The Board consults with the Company's legal counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independence,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Director Independence

Under applicable NASDAQ listing standards, a majority of the members of the Company's Board of Directors must qualify as “independent,” as affirmatively determined by the Board. No director qualifies as independent unless the Board of Directors determines that the director has no direct or indirect material relationship with the Company. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. No family relationships by blood, marriage, or adoption, not more remote than first cousin, exist between any director, executive officer or director nominees. The Company reviews its relationship with any entity employing a director or on which a director currently serves as a member of the Board of Directors. In addition, the Company uses the questionnaire to obtain information on legal proceedings or actions in which directors are involved or other matters involving directors, which may require disclosure. The directors, executive officers, and director nominees have during the past ten years not been involved in any legal proceedings subject to disclosure under SEC rules.

The Board has determined that a majority of its members are “independent” within the meaning of the NASDAQ listing standards. Specifically, the following members of the Board have been determined to be independent: Messrs. Dyck, Kannappan, Kramer, Nakayama, Peterson and Smith.

Each member of the Compensation Committee and the Nominating and Governance Committee of the Board is independent within the meaning of the NASDAQ listing standards, and each member of the Audit Committee is independent under applicable NASDAQ listing standards and SEC rules.

The Company has entered into indemnification agreements with certain of its directors in which the Company has agreed to indemnify such directors to the fullest extent allowable under Delaware law if any such director is made a party to any action or threatened with any action as a result of such person's service or having served as an officer, director, employee or agent of the Company or having served, at the Company's request, as an officer, director, employee or agent of another company.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee consisted of Messrs. Dyck, Kannappan and Smith. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company.

PROPOSAL 2 - ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

The Board of Directors recognizes the significant interest of stockholders in executive compensation matters. The Company is asking its stockholders to approve on a non-binding, advisory basis, the 2012 compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. The Company's compensation program is described in detail within “Compensation Discussion and Analysis” and in the tabular and narrative disclosures related to the named executive officers in this proxy statement.

The Company's major objective is to create value for its stockholders by building and maintaining technology leadership positions in the markets the Company serves in the semiconductor equipment industry. The Compensation Committee is responsible for overseeing executive pay and equity programs by reviewing and evaluating them on a regular basis, and if appropriate, revising them to ensure that they support the Company's business objectives. The objectives of the Company's executive compensation program are:

•	to reward performance and link executive compensation to the creation of stockholder value;

•	to align executive interests with the interests of the Company's stockholders by emphasizing the use of equity-based compensation;

•	to attract and retain high-performing and qualified executives by compensating them at levels that are competitive with peer companies and commensurate with corporate and individual performance; and

•	to optimize the use of compensation resources by strategically directing them to those areas where they will have the greatest impact on the long-term success of the Company.

The Board of Directors believes that the Company's current executive compensation program has been effective at linking executive compensation to the Company's performance and aligning the interests of the named executive officers with those of the stockholders.

Recommendation of the Board of Directors

This proposal, commonly known as “say-on-pay” vote, is advisory and the result of this vote will not bind the Company to a particular action. The Compensation Committee and the Board will consider the outcome of the vote when evaluating the Company's compensation policies and practices. The Company requests stockholder approval of the 2012 compensation of the named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement. This vote is not intended to address any specific element of compensation, but rather the overall compensation of the named executive officers and the compensation policies and practices described in this Proxy Statement.

The affirmative vote of the holders of the majority of shares present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, is required for approval of this advisory proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote.

The Board unanimously recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the Company's independent registered public accounting firm for the year ending December 31, 2013. Representatives of PwC are expected to be present at the Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PwC as the Company's independent registered public accountants is not required by the Company's Bylaws or otherwise. The Company is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change could be in the best interest of the Company and its stockholders.

Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. Your broker will continue to have discretion to vote any uninstructed shares. If your broker does not vote pursuant to this, such broker non-votes will have no effect on the outcome of this vote.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PwC to serve as the Company's independent registered public accounting firm for the year ending December 31, 2013.

Audit and Related Fees

The following table shows fees paid by the Company for professional services rendered by PwC for the years ended December 31, 2011 and 2012:

	2011	2012
Audit Fees	$1,115,674	$910,348
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,115,674	$910,348

Audit Fees represent professional services rendered for the audit of the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K, review of the interim consolidated financial statements included in quarterly reports on Form 10-Q, audit and assessment of the Company's internal controls over financial reporting and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The 2011 amount includes $80,000 in fees related to an equity offering

Audit-Related Fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with attestation services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees represent professional services for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees represent services other than the services described above.

All of the services reflected in the table were pre-approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services, and is generally subject to a specific budget. The independent registered public accounting firm and management periodically reports to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on the same at the next regularly scheduled meeting.

EXECUTIVE OFFICERS

Executive Officer	Age	Title
Fusen E. Chen	53	President and Chief Executive Officer and Director
J. Michael Dodson	52	Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary

Fusen E. Chen - President and Chief Executive Officer and Director

Dr. Fusen E. Chen has served as the Company's President and Chief Executive Officer and director since February 2013. From September 2009 to June 2012, Dr. Chen was Executive Vice President at Novellus Systems, Inc. ("Novellus"), a semiconductor equipment manufacturer with responsibility for all product business units. From October 2005 to September 2009, Dr. Chen was the Chief Technology Officer at Novellus, with the responsibility for defining the company's technology strategy and direction. Prior to joining Novellus, Dr. Chen spent 10 years at Applied Materials, Inc., most recently as the group vice president and general manager for the company's copper physical vapor deposition and interconnect product business group. Dr. Chen earned his Ph.D. and B.S. degrees in materials science and engineering from the State University of New York and Tsing Hua University (Hsinchu, Taiwan), respectively.

J. Michael Dodson - Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary

Mr. Dodson has served as the Company's Chief Operating Officer and Chief Financial Officer (“CFO”) since October 2012 and joined the Company as Executive Vice President and CFO in October 2011. Prior to joining the Company, Mr. Dodson served as Senior Vice President and Chief Financial Officer at DDi Corp., a provider of printed circuit board engineering and manufacturing services, from January 2010 until his resignation in October 2011. Before joining DDi Corp., Mr. Dodson served as a partner at Tatum, LLC, a provider of executive services on an interim or special project basis, from October 2009 to January 2010, and served from December 2005 to January 2009 as Senior Vice President and Chief Financial Officer with eTelecare Global Solutions, Inc., a provider of business process outsourcing services. Mr. Dodson holds a B.B.A. degree from the University of Wisconsin-Madison.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides narrative disclosure regarding the compensation plans, programs and arrangements that the Company employed for the named executive officers in 2012. During 2012, the Company's named executive officers were as follows:

•	David Dutton, Former Chief Executive Officer, President and Director (until February 2013)

•	J. Michael Dodson, Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary

Overview of Compensation Program

The Company's main objective is to create value for its stockholders by building and maintaining technology leadership positions in the markets the Company serves in the semiconductor equipment industry. The Compensation Committee is responsible for overseeing executive pay and equity programs by reviewing and evaluating them on a regular basis, and if appropriate, revising them to ensure that they support the Company's business objectives. The objectives of the Company's executive compensation program are:

•	to reward performance and link executive compensation to the creation of stockholder value;

•	to align executive interests with the interests of the Company's stockholders by emphasizing the use of equity-based compensation;

•	to attract and retain high-performing and qualified executives by compensating them at levels that are competitive with peer companies and commensurate with corporate and individual performance; and

•	to optimize the use of compensation resources by strategically directing them to those areas where they will have the greatest impact on the long-term success of the Company.

The Compensation Committee oversees and administers the Company's executive compensation program in accordance with the Committee charter, which is accessible via the “Corporate Governance” link at www.mattson.com. At least annually, and usually in December of each year, the Committee meets to assess the Company's and executive officers' performance against the goals that were set for the year, and to establish compensation plans for the following year. In creating such compensation plans, the Committee reviews all components of executive compensation for consistency with the Company's compensation philosophy and considers developments in compensation practices outside of the Company.

In addition, the Compensation Committee oversees and administers the Company's compensation program for non-executive employees. The Board has delegated to a committee comprised of the Company's CEO and CFO the authority to grant stock options under the 2012 Equity Incentive Plan, as amended, to certain employees below the executive officer level, subject to specified limitations and guidelines.

At least annually, the Compensation Committee meets with the Company's CEO, and members of the Company's human resources department to obtain recommendations with respect to the Company's compensation practices and to review the information used to support these recommendations. Management makes recommendations to the Committee on the base salaries, bonus award achievements for the previous year and targets for the following year, performance goals, and equity compensation for executive officers and certain other Company employees. The Committee considers management's recommendations in determining the compensation plan that it ultimately approves. Management also presents information on the performance of the Company and the executive officers to the Committee. This information is used by the Committee to determine the cash bonuses for the year then ending, salary determinations for the following year, and equity compensation. The Committee discusses the executive officers' compensation with the Company's CEO, but makes decisions with respect to the CEO's compensation without him present.

The Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Committee currently utilizes the services of Farient Advisors, LLC (“Farient”), an independent executive compensation and performance advisory firm, to provide independent advice on various areas of executive compensation. At the request of the Committee, Farient provides information, analysis, and recommendations on the competitiveness and design of the Company's executive compensation program, the Company's goal-setting processes, the Company's change in control agreements, director compensation, and other aspects of compensation, as needed. Farient performs services solely on behalf of the Committee and has no relationship with the Company or management except as it may relate to performing such services. The Committee has assessed the independence of Farient pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Farient from independently representing the Committee.

Risk Assessment Related to the Company's Compensation Program

The Compensation Committee monitors the policies and practices of the Company's overall compensation programs and has reviewed and discussed the concept of risk as it relates to the Company's compensation programs. In working with management and Farient, the Committee has concluded that none of the Company's compensation programs create risks that are reasonably likely to have a material adverse effect on the Company. As part of this process, the Compensation Committee was provided with data regarding employee turnover and morale, the Company's equity grant history, competitive executive compensation, recent stockholder returns and the overall financial performance, and conducted a detailed annual evaluation of the mix and design of the compensation program.

Base salary, a fixed compensation element, makes up the largest portion of most employees' total compensation. The incentive portions of each employee's pay links performance-based short-term and long-term rewards to financial goals that serve the interests of the Company and the Company's stockholders without encouraging unnecessary or excessive risk taking by Company employees. While individual business unit executives may have a mixture of business unit and corporate goals, the compensation goals of the named executive officers are set on overall Company performance; performance targets are set on an annual basis and include both short-term financial goals as well as long-term product development initiatives; and short- and long-term performance goals are regularly reviewed and evaluated by the management team during the year.

The Committee recognizes that the Company's compensation program will be subject to the claw back provisions of the Dodd-Frank Act when and if they come into effect. The Company will adhere to all applicable future regulations of the SEC, NASDAQ and other governmental authorities regarding obligations to require disgorgement of erroneous or excessive compensation.

Resignation of David Dutton and Release Agreement

On April 2, 2013, the Company entered into a Release Agreement with Mr. Dutton in connection with his departure as Chief Executive Officer, President and Director. The discussion of compensation programs in this Compensation Discussion and Analysis generally refers to compensation decisions made for Mr. Dutton prior to entering the Release Agreement and reflects the general policies and decision-making processes of the Compensation Committee. Special compensation arrangements associated with the Release Agreement are described immediately below.

The Release Agreement implements certain payments under the existing Severance and Executive Change in Control Agreement with Mr. Dutton by providing that Mr. Dutton will receive (i) a severance payment of $364,500 which comprises one year base salary as of February 19, 2013 (the "Separation Date"), after taking into account the voluntary 10% reduction in such salary taken by Mr. Dutton and the additional 10% reduction in such salary imposed by the Company's furlough program and (ii) reimbursement of COBRA coverage expenses for the earlier of the twelve months after the Separation Date, or until Mr. Dutton has secured other employment. In addition, under the Release Agreement, Mr. Dutton has agreed to a customary release of any and all claims occurring up until and including the effective date of the Release Agreement.

Elements of Compensation

In structuring the Company's compensation program, the Committee seeks to select the types and levels of compensation that will further its goals of rewarding performance, linking executive compensation to the creation of stockholder value, attracting and retaining highly qualified employees and maximizing long-term stockholder returns. Consistent with these goals, the Company's compensation program generally includes a mix of base salary, cash bonus, and stock options, and may include restricted stock units (“RSU”) with service-based or performance-based vesting. Based on a review of compensation practices of its peer group, the Committee believes that offering a mix of compensation types is necessary to attract and retain executive talent and achieve the Company's goals. The Committee evaluates the mix of compensation types annually based on the Company's needs and prevailing market practices.

A description of each of the elements of compensation, and the role of each in the total compensation package, is described below:

Base Salary provides a fixed compensation element to employees for their performance of ongoing job-related responsibilities. An adequate salary commensurate to the position helps the Company attract and retain talent, and provides recognition to the employee based on their level, experience and individual performance.

Short-Term Incentive Plans include performance-based annual cash incentives for the CEO and CFO and semi-annual cash incentives for other officers. These incentives are typically based on revenue and earnings per share (“EPS”) objectives, with a modifier for strategic performance. These rewards encourage executives to meet or exceed the Company's financial and strategic objectives.

Long-Term Incentive Plans are delivered in the form of stock options and RSUs. The RSUs include grants with service-based vesting and performance-based vesting. Stock price appreciation is typically linked to the financial performance of the Company. These awards help align executive interests with stockholder interests and help attract and retain talent.

Retirement and Welfare Benefits include medical, dental, vision, life insurance, long-term disability insurance, a tax-qualified 401(k) plan and a non-qualified deferred compensation plan which was suspended in early 2013. These benefits are required to attract and retain talent, provide employees with reasonable security and are generally offered to all employees on a non-discriminatory basis.

During 2012, the compensation for the named executive officers and management employees consisted primarily of base salary and stock option awards. This compensation mix reflects the Company's continued focus on conserving cash after emerging from the downturn of the semiconductor equipment industry and the Company's continued commitment towards profitability.

Base Salary

The Committee sets executive salaries on an annual basis, usually in December of each year for the following year, or at the time of promotion. In setting base salary levels, the Committee considers a variety of factors, both quantitative and qualitative, with the ultimate goal of rewarding positive performance and remaining competitive in attracting and retaining executive talent.

Base salaries are determined in accordance with each executive's position, performance, experience, skills and market practices. In addition, the Committee takes into account the CEO's recommendations for executive positions that are reviewed by the Committee. The Committee retains the discretion to consider individual and corporate performance, prior experience, length of employment, existing and historic salary levels, internal consistency among employee pay levels, external pressures to attract and retain talent, and market conditions when making individual pay decisions. The Committee evaluates each of these factors in its judgment; they are not measured in any quantitative way nor is there an explicit weighting applied to these factors.

In 2012, after taking into consideration the compensation targets, management's recommendations, Company performance, and the external consultant's recommendation, the Committee decided to maintain the base salaries for the Company's named executive officers at 2011 levels because it believed that existing salary levels were adequate in light of market data and Company performance.

In each year from 2010 through 2012, Mr. Dutton has voluntarily elected to take and maintain a 10 percent salary reduction. In September 2012, as a cost-reduction measure, the Company implemented mandatory furloughs for all its U.S. based employees, including the executive officers. The furloughs resulted in additional reductions in the salaries of the executive officers in 2012. The base salaries for the Company's named executive officers for 2012 and 2013 are as follows:

Name and Title	2012	2013
Fusen E. Chen (1)	—	$400,000
President and Chief Executive Officer
David Dutton (2) (3)	$405,000	$405,000
Former Chief Executive Officer, President and Director
J. Michael Dodson (4)	$315,000	$315,000
Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary
______________________

(1)
In February 2013, Dr. Fusen Chen joined the Company as President and Chief Executive Officer and Director. Dr. Chen will receive an annual salary of $400,000 in 2013 pro-rated for the portion of 2013 he serves with the Company.

(2)
Mr. Dutton resigned from his position as the Company's Chief Executive Officer, President and Director effective February 19, 2013. Mr. Dutton's 2013 salary actually earned was pro-rated for the portion of 2013 that he was with the Company.

(3)
In 2012, Mr. Dutton was paid total salary of $392,538. Mr. Dutton's base salary was reduced by the voluntary 10% reduction in such salary taken by Mr. Dutton and the additional 10% reduction in such salary imposed by the Company's mandatory furlough program implemented in September 2012.

(4)	In 2012, Mr. Dodson was paid total salary of $310,154, which reflected a 10% reduction in such salary imposed by the Company's mandatory furlough program implemented in September 2012.

Short-Term Incentive Plans

Short-Term Cash Bonus

The Company's executive officers are generally eligible to receive cash bonuses under the Executive Corporate Bonus Plan (“ECBP”) based upon the Company's achievement of performance targets set by the Committee. The Committee believes that the practice of awarding cash bonuses based on the achievement of performance targets furthers the Company's goal of strengthening the connection between the interests of management and the Company's stockholders. Performance-based awards are also an important tool for motivating management to achieve the financial and operating results considered by the Committee to be the most significant to the Company's long-term health and profitability. The short-term cash bonuses are evaluated and paid annually for the CEO and CFO, and semiannually for all other employees participating in the incentive plans. The bonus targets, as a percentage of base salary, for the Company's executive officers for 2012 are as follows:

	Target Bonus Level (1)		Maximum Bonus Level (1)
Name and Title	2012	2013	2012	2013
Fusen E. Chen (2)	—	100%	—	200%
President and Chief Executive Operating Officer and Director
David Dutton (3)	100%	—	200%	—
Former Chief Executive Officer, President and Director
J. Michael Dodson	60%	60%	120%	120%
Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary
______________

(1) Traditionally, the Committee determines the executive officers' cash bonuses by comparing the performance of the Company against the performance targets set at the beginning of the year. The Committee normally determines the targets for the following year at the same meeting. Target and maximum bonuses are defined by reference to each executive officer's base salary. The maximum payout for each executive officer equals twice the target bonus level.

(2) In February 2013, Dr. Chen joined the Company as President and Chief Executive Officer and Director.

(3) Mr. Dutton resigned from his position as the Company's Chief Executive Officer, President and Director effective February 19, 2013.

In 2012, the performance goals were weighted based upon the Compensation Committee's view of its significance to the Company's overall objective of successfully achieving its financial objectives. Consequently, the executive officers' 2012 cash bonuses were determined by the Company's adjusted net income and gross margin. If the Company achieved 67 percent of its goal for adjusted net income and gross margin, which is the plan threshold, then the executive officers could have received up to 50 percent of their target bonus. When the company achieves 100 percent of its goal for adjusted net income and gross margin the plan will be funded at 100 percent of the executive's target award.
The following performance measure will be used in determining the specific award for each executive:

•
Adjusted Net Income - is defined as GAAP net income, excluding certain royalty payments received by the Company and certain adjustments made to stock-based compensation pursuant to FASB ASC Topic 718 Compensation-Stock Compensation. The Compensation Committee believes this to be a good measure of the Company's progress towards achieving its goal of maximizing corporate profitability.

It is the Company's belief that the disclosure of the specific strategic objectives of the adjusted net income and gross margin targets for 2012 could result in significant competitive harm by revealing key elements of our business strategy. The objectives were based on the achievement of objective and quantifiable financial results. Each special strategic goal was tied to a defined event that was expected to significantly strengthen the Company's operating results and financial performance, positioning for future performance, and the ability to execute successfully on the licensing platform and business model. The targets are challenging for the executive officers to achieve. The purpose of this annual cash incentive program is to provide a direct financial incentive to encourage executives to meet or exceed our annual corporate operating income goals. The Committee believes that, for the executives to earn their target bonuses, the Company will have to perform at a sustained level of profitability. The Compensation Committee retains the discretion to increase or decrease cash bonuses above or below the amounts determined such increases or decreases are considered when the Compensation Committee believes they may aid the Company in meeting its overall compensation goals or when extraordinary circumstances otherwise warrant.
The Company did not achieve the targets set under the 2012 ECBP and therefore the executive officers did not receive a bonus payout for 2012.
In December 2012, the Compensation Committee voted to continue the 2012 ECBP for fiscal year 2013 under the same general structure. For the 2013, the named executive officers' 2013 cash bonuses will be determined by the Company's adjusted net income and gross margin. If the Company achieves 67 percent of its goal for adjusted net income and gross margin, which is the plan threshold, then the executive officers can receive up to 50 percent of their target bonus. When the company achieves 100 percent of its goal for adjusted net income and gross margin, the plan will be funded at 100 percent of the executive's target award. An executive may receive up to 200 percent of their target award upon achievement of adjusted net income and gross margin percentage amounts in excess of the Company's goals.

Quarterly Profit Reward Plan

In December 2012, the Compensation Committee approved an Employee Profit Sharing Plan ("EPS Plan") where all Company employees, excluding the named executive officers, are eligible for a quarterly cash bonus. The EPS Plan will be funded quarterly if the Company's targeted operating profits (defined as U.S. GAAP Operating Profit less restructuring charges) are met. Under the EPS Plan, each eligible employee will receive the same percentage of their current base salary, up to 10 percent of annual salary, as a quarterly cash bonus if the Company's targeted Operating Profits are met.

Long-Term Incentive Plans

Stock Options and RSUs

In addition to any performance based cash compensation, the Company generally seeks to align the interests of stockholders and executive officers by making equity-based compensation a significant component of its executive compensation packages. The Company awards options to purchase stock and/or RSUs under its 2012 Equity Incentive Plan, which amended and restated the 2005 Equity Incentive Plan. The Committee believes that granting a mix of stock options and RSUs over time is an effective plan design as it provides a balance between performance and retention incentives while controlling share dilution.

The Company generally makes grants of stock options and RSUs to eligible employees, including the named executive officers, upon commencement of employment and on an annual basis. It also makes periodic grants in connection with employee promotions and other special awards. Annual equity compensation awards to named executive officers are determined by the Committee and/or Board, as the case may be, at its December meeting or shortly thereafter.

•
The grant date for all annual grants is the quarterly opening date of the Company's stock trading window immediately following the annual review process, provided that the requisite approval is obtained on or prior to such date.

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The grant dates for new hire awards is the date the employee begins work, provided the requisite approval is obtained on or prior to such date; and provided that, if such approval date is after commencement of employment during a trading blackout period, awards will be granted on the first day after the next trading window opens. The vesting commencement date generally is the date of commencement of employment.

•
The grant dates for promotional or special award grants is the opening date of the Company's stock trading window immediately following such promotion or special award notification provided that the requisite approval is obtained on or prior to such date. The vesting commencement date is the date of the promotion for the employee.

In 2012, the Committee elected to make all employee equity grants in the form of stock options. It is the perspective of the Company and the Committee that at current share prices, stock options are the most effective equity incentive vehicle to attract and retain executive and key employee talent through a difficult economic environment as stock options provide an attractive upside opportunity with the recovery of the Company's share price.

In 2012, the Committee granted key employees with an annual grant of stock options based on focal reviews and management recommendations on who should participate in the program. The stock option grants to each individual were based on an assessment of the potential impact by each individual on the Company's future success, competitive pay and retention considerations.

All stock options are granted with an exercise price equal to their fair market value on the date of grant, which is equal to the closing price of the Company's common stock as quoted on the NASDAQ Global Select Market on the date of grant. Options typically vest over a period of four years at a rate of 25 percent after the first year and 1/48th of the initial amount granted each month thereafter. All grant vesting is conditioned upon continued employment with or service to the Company through each vesting date.

In October 2012, in consideration of challenging market conditions and significant headcount reduction both enacted and anticipated, the Company issued a special stock option grant to all existing employees that vests in its entirety on the 15 month anniversary of the vesting commencement date.

In determining the number and terms of stock options to be granted for 2012, the Committee considered the total dilution impact from equity grants, recognizing that it would not be possible to provide a competitive dollar value of grants in a year of particularly low share prices without reaching unacceptable levels of dilution. As a result, grants were determined by considering the total number of shares to be granted to all employees, the need to retain key talent, historical grant practices and the competitive market for individual executives. In terms of the number of options granted, the Company remains competitive with industry peers and substantially below recommended limits as promulgated by certain institutional investor advisory firms. For the named executive officers, the specific grants approved for 2012 were as follows:

Name and Title	Stock Options
David Dutton (1)	355,000
Former Chief Executive Officer, President and Director
J. Michael Dodson (2)
Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary	245,000
______________________

(1)	Mr. Dutton was awarded annual grant of 190,000 shares on February 6, 2012 at a price of $2.79 and 165,000 shares on October 31, 2012 at a price of $0.90 as part of October 2012 special options grant.

(2)
Mr. Dodson was awarded annual grant of 100,000 shares on February 6, 2012 at a price of $2.79 and 145,000 shares on October 31, 2012 at a price of $0.90 as part of the October 2012 special options grant.

Retirement and Welfare Benefits

Deferred Compensation Plan

In January 2006, the Compensation Committee implemented a non-qualified deferred compensation plan (the “NQDC Plan”), which allows eligible employees, including executive officers, and members of the Board of Directors to voluntarily defer receipt of a portion of their base salaries, cash bonuses or directorship fees, as the case may be, thereby allowing the participating employee or director to defer taxation on such amounts. The NQDC Plan is offered to eligible employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as the Company's 401(k) Plan, discussed below. In addition, the Company, acting through the Board of Directors, may make discretionary contributions to the accounts of one or more NQDC Plan participants. The Compensation Committee determined the terms of the NQDC Plan after consulting with Pen-Cal Administrators, a non-qualified deferred compensation management agency.

In 2012, there were no discretionary contributions made by the Board of Directors or named executive officers to the NQDC Plan. All earnings or losses under the NQDC Plan were based on the market performance of the investments selected at the direction of the individual participants. The NQDC plan was terminated in January 2013 because it was determined that the benefits to the employees were outweighed by the administration costs of this plan.

Employee Stock Purchase Plan

The Company's 1994 Employee Stock Purchase Plan, as amended, (the “ESPP”) permits its employees, including the named executive officers, to have a portion of their regular earnings withheld over a six-month exercise period to purchase shares of the Company's common stock on a discounted basis, equal to 90 percent of the closing price per share of the Company's common stock on The NASDAQ Global Select Market on the date prior to the purchase date. The participants are currently eligible to purchase up to 2,000 shares per exercise period.

401(k) Plan

The Company maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Historically, the Company has matched employee contributions to his or her 401(k) account, up to a maximum of 3 percent of such employee's base salary. In March 2009, the Company suspended its program to match employee contributions to their 401(k) accounts in an effort to reduce costs due to the then-current financial position of the Company. In July 2011, the Company reinstated its program to match employee's 401(k) contribution. The Company currently matches employee contributions up to a maximum of 1.5 percent of the annual base salary.

Other Compensation

The Company offers a number of other benefits to its executive officers pursuant to benefit programs that are provided to the Company's broad-based employee population, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits. The Company believes that these benefits are necessary for it to compete effectively for employee talent and that the availability of these benefits programs enhances employee health, productivity and loyalty to the Company. These generally available benefits do not directly factor into decisions regarding executive officers' total compensation packages.

Pay Benchmarking

The Company believes that, on average, its executive pay should be positioned at the median of the market for competitive average performance, at above market for above average performance, and conversely, at below market for below average performance. To execute this compensation positioning strategy, the Compensation Committee compares the Company's target compensation, including the mix, for its executive officers against target compensation and mix in similar companies. In addition, the Compensation Committee references an expanded peer group to compare pay design and practices. While the Compensation Committee considers pay benchmarking data, it does not set non-executive officer compensation based on a formulaic comparison to such data.

In December 2011, the Company performed its annual pay benchmark review and used the analysis from that review to make decisions regarding executive pay for 2012. In connection with the December 2011 review, Farient revised the peer group to adjust for companies that no longer fit within the annual revenue target (e.g., between $100 million and $500 million), which was approved by the Compensation Committee. As a result of this revision, one peer was removed (Kulicke & Soffa Industries, Inc.), from the prior year's peer group. The updated peer group is comprised of the following 13 companies:

Specific Peers
Advanced Energy Industries, Inc.            FSI International, Inc
Amtech Systems, Inc.                 LTX-Credence Corporation
Axcelis Technologies, Inc.                Nanometrics, Inc.
Cascade Microtech, Inc. Rudolph Technologies, Inc.
COHU, Inc.                    Ultra Clean Holdings, Inc.
Electro Scientific Industries, Inc.            Ultratech, Inc.
Form Factor, Inc.

The expanded peers, which were reviewed for pay structure data but excluded from the pay level benchmark since they fell outside of the prescribed revenue range and size, include:

Applied Materials, Inc.
KLA-Tencor Corporation
Lam Research Corporation

In December 2012, the Company performed its annual pay benchmark review and used the analysis from that review to make decisions regarding executive pay for 2013. In connection with the December 2012 review, the Committee approved the removal of one peer (FSI International, Inc.), due to it being acquired. The updated peer group is comprised of the following 12 companies:

Specific Peers
Advanced Energy Industries, Inc.            LTX-Credence Corporation
Amtech Systems, Inc.                 Nanometrics, Inc.
Axcelis Technologies, Inc.                Rudolph Technologies, Inc.
Cascade Microtech, Inc. Ultra Clean Holdings, Inc.
COHU, Inc.                    Ultratech, Inc.
Electro Scientific Industries, Inc.
Form Factor, Inc.

The expanded peer group remains consistent from 2012 to 2013:

Applied Materials, Inc.
KLA-Tencor Corporation
Lam Research Corporation

In addition to using this peer group of companies, the Company used compensation data from recognized surveys of high-technology companies to help determine market-based compensation for executive-level positions as reviewed by the Compensation Committee.

Stock Ownership Guidelines
The Compensation Committee has established stock ownership guidelines for our executive officers which are set forth in the Company's Governance Guidelines. The program is intended to further motivate executives to focus on the Company's long-term performance, drive high performance among individuals within the organization overall, and align the Company's executives with its stockholders. The Stock Ownership Guideline levels are set as a specific number of shares determined as follows: the chief executive officer of the Company should hold at least 75,000 shares and each “executive officer” other than the chief executive officer (as determined by the Board) should hold at least 50,000 shares. Shares counted for this purpose shall include shares owned outright by the executive officer, shares owned jointly with, or separately by spouse and/or minor children, including shares held in trusts, vested restricted stock units, and the embedded value of unexercised stock options (both vested and unvested) converted into share equivalents, based on the average stock price for the entire fiscal year. Executive officers will have five (5) years to meet these ownership guidelines from the date of adoption. Going forward, new executive officers will have five (5) years from the time they become executive officers to meet the ownership guidelines.

Compensation of Chief Executive Officer

The Compensation Committee reviews the CEO's total compensation package on an annual basis in December. When conducting this review, the Compensation Committee considers the CEO's contributions to the Company's performance and peer benchmark data.

Compensation for the CEO differs from pay practices for the Company's other executive officers based on the CEO's level of responsibility and accountability for overall corporate performance. As a result, the CEO's targeted compensation is greater than that of other executives, has a higher risk-reward composition and is linked to the Company's financial performance. These differences are also reflected in the peer benchmark data.

As noted above, Mr. Dutton was not awarded a cash bonus for 2012, nor did Mr. Dutton receive a salary increase for 2012, as such an increase was not warranted based on market pay comparables. For 2012, Mr. Dutton continued with a voluntary 10 percent salary reduction and had an additional 10 percent pay reduction during the last four months of 2012 as a result of the Company's mandatory furlough program implemented in September 2012.

In February 2012, Mr. Dutton was awarded an annual option grant to purchase 190,000 shares of common stock with a four-year vesting period. These awards have a fair market value of approximately $339,000, as measured on the date of grant in accordance with FASB ASC Topic 718, excluding the effect for estimated forfeitures. In October 2012, Mr. Dutton was granted 165,000 shares as part of special option grant which vests in its entirety 15 months after the vesting commencement date. These awards have a fair market value of approximately $58,000. Mr. Dutton resigned from his position as the Company's Chief Executive Officer, President and Director effective February 19, 2013. His unvested stock options and awards were subsequently canceled.

In February 2013, Dr. Fusen Chen joined the Company as President and Chief Executive Officer and Director. Dr. Chen was granted an option to purchase 375,000 shares of common stock and was awarded 375,000 RSUs, with both grants having a four-year vesting period. The fair value of these awards was approximately $321,000 attributable to stock options and $514,000 attributable to RSUs.

For more information regarding the method and assumptions used in the determination of the fair value of stock options refer to Note 9. Stock-Based Compensation of the notes to the Company's consolidated financial statements included in the Company's 10-K for the year ended December 31, 2012.

Post-Employment Compensation

The Company recognizes that it is possible that it could undergo a change in control, and that this possibility could result in the departure or distraction of the executive officers to the detriment of the Company and its stockholders. Consequently, the Company has entered into agreements with its executive officers and other senior executives that provide them with certain benefits upon the termination of their employment following a change in control of the Company. These benefits include the continuation of salary and medical and dental insurance coverage and the accelerated vesting of stock awards. The Company believes that these agreements will help to maintain the continued focus and dedication of the executive officers to their assigned duties without the distraction that could result from the possibility of a change in control, and that these agreements represent common market practice in the industry.

For additional information on these Change in Control Agreements, see “Executive Compensation-Employment Contracts, Termination of Employment and Change in Control Arrangements,” below.

2012 Say-on-Pay Vote

In May 2012, we held our advisory vote regarding the 2011compensation of our Named Executive Officers at our annual stockholder meeting and, consistent with the recommendation of our Board, our stockholders voted in favor of our executive compensation, with approximately 98 percent of votes cast in favor and approximately 2 percent of votes cast against.  Consistent with this strong vote of stockholder approval, we have not undertaken any material changes to our executive compensation programs in 2013.  In keeping with the recommendation of our Board, our stockholders also expressed a preference that future advisory stockholder votes regarding the compensation of our Named Executive Officers be held on an annual basis and our Board determined to hold an advisory vote to approve the compensation of the Named Executive Officers every year. The Compensation Committee is committed to ensuring that the compensation programs for which it is responsible for are consistent with the Company's pay for performance policy, and delivers appropriate results given performance and business conditions. Stockholder feedback through this advisory vote will remain an important input into the Compensation Committee's work on compensation design and disclosure.

Accounting and Tax Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1.0 million paid to certain executive officers in a taxable year. Compensation above $1.0 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. Income from options granted under the Company's stock option plan would generally qualify for a deduction under these restrictions so long as the options are granted by a committee whose members are non-employee directors. Income from RSUs with time-based vesting will not qualify for a deduction under these restrictions. The Compensation Committee believes that at the present time it is unlikely that the salary and bonus compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1.0 million. However, it is possible that the vesting of RSUs in the future could cause a payment that is subject to the deduction limit. The Compensation Committee has established a policy for determining the forms of incentive compensation awarded to its executive officers that qualify as “performance-based compensation,” namely achievement of corporate goals and individual objectives. The Compensation Committee intends to continue to evaluate the effects of the Internal Revenue Code and any U.S. Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.

Taxation of “Parachute” Payments and Deferred Compensation

Section 280G and related Internal Revenue Code sections provide that executive officers and directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that the Company or its successor could lose a deduction on the amounts subject to the additional tax. The Company has not provided any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G.

Section 409A of the Internal Revenue Code also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, the Company has structured its NQDC Plan and equity awards in a manner intended to comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718. This authoritative guidance requires the Company to measure the fair value of all stock-based awards, including stock options and RSUs on the date of grant and to recognize the related stock-based compensation expense over the requisite service period, which is generally the vesting period. For more information regarding the Company's accounting for stock-based compensation refer to Note 9. Stock-based Compensation of the notes to the Company's consolidated financial statements included in the Company's 2012 Annual Report on Form 10-K.

EXECUTIVE COMPENSATION

Summary Compensation Table for the Years Ended December 31, 2012, 2011 and 2010

The following table presents information for the years ended December 31, 2012, 2011 and 2010 regarding the compensation paid to the Company's named executive officers:

Name and Title	Year	Salary		Bonus		Options Awards (6)	All Other Compensations (7)		Total
David Dutton	2012	$392,538	(1)	—		$396,465	$2,098		$791,101
Former Chief Executive Officer, President and Director	2011	$405,000	(2)	—		$287,394	$2,898		$695,292
	2010	$405,000	(2)	—		$446,044	$2,098		$853,142
J. Michael Dodson	2012	$310,154	(3)	—		$229,015	$28,672	(8)	$567,841
Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary	2011	$65,423	(4)	$70,000	(5)	$108,405	$1,035		$244,863
	2010	—		—		—	—		—
_______________________

(1)
In 2012, Mr. Dutton's base salary was reduced by the voluntary 10% reduction in such salary taken by Mr. Dutton and an additional 10% reduction in such salary imposed by the Company's mandatory furlough program implemented in September 2012.

(2)	In 2010 and 2011, Mr. Dutton elected to continue with a voluntary 10 percent salary reduction in connection with the Company's continued emphasis on cost-reductions.
(3)	In 2012, Mr. Dodson had a 10% salary reduction resulted from the Company's mandatory furloughs implemented in September 2012.
(4)
Mr. Dodson was appointed Chief Financial Officer, Executive Vice-President and Secretary effective October 11, 2011. In addition to his other positions, Mr. Dodson was appointed Chief Operating Officer in October 2012.

(5)	Mr. Dodson received a new hire bonus of $70,000 in 2011.
(6)
Represents the grant date fair value of stock option awards, as calculated in accordance with FASB ASC Topic 718. The Company uses the Black-Scholes option-pricing model to measure the fair value of stock options. For more information regarding the assumptions used in determining grant date fair value refer to Note 9. Stock-based Compensation of the notes to the Company's consolidated financial statements included in its 2012 Annual Report on Form 10-K.

(7)	All Other Compensation includes the intrinsic value realized by participation in the ESPP, the value of excess group life policies and other benefits.
(8)	In 2012, Mr. Dodson's Other Compensation consisted of $27,011in reimbursed commuting costs, $1,661 group life insurance and reimbursed health club costs.

Plan-based Awards Granted During the Year Ended December 31, 2012

The following table provides the specified information on plan-based awards made during the year ended
December 31, 2012 to the persons named in the Summary Compensation Table:

Name and Title	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Per Share	Grant Data Fair Value of Option Awards (1)
David Dutton	2/6/2012	190,000	$2.79	$338,732
Former Chief Executive Officer, President and Director	10/31/2012	165,000	$0.90	$57,733
J. Michael Dodson	2/6/2012	100,000	$2.79	$178,280
Chief Operating Offier, Chief Financial Officer, Executive Vice-President and Secretary	10/31/2012	145,000	$0.90	$50,735
_______________________
(1) Grant date fair value is measured in accordance with FASB ASC Topic 718, excluding the effect for estimated forfeitures. The Company uses the Black-Scholes option-pricing model to measure the fair value of stock options. For more information regarding the assumptions used in determining grant date fair value refer to Note 9. Stock-based Compensation of the notes to the Company's consolidated financial statements included in its 2012 Annual Report on Form 10-K.

Equity Awards Outstanding at December 31, 2012

The following table provides information as of December 31, 2012 regarding unexercised options held by each of the Company's named executive officers. At December 31, 2012, the Company's named executive officers did not have any unvested RSUs. A table legend describing the amounts included in each column is included below the table:

Name and Title	Options Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
David Dutton	1/15/2003	6,383	—		$2.35	1/15/2013
Former Chief Executive Officer, President and Director	4/10/2003	80,000	—		$2.23	4/10/2013
	9/9/2003	1,705	—		$8.80	9/9/2013
	12/29/2003	1,000	—		$12.29	12/29/2013
	3/1/2004	626	—		$12.00	3/1/2014
	3/12/2004	100,000	—		$11.03	3/12/2014
	3/8/2005	100,000	—		$9.25	3/8/2015
	4/4/2006	81,250	—		$11.92	4/4/2013
	2/5/2007	125,000	—		$8.81	2/5/2014
	2/4/2008	150,000	—		$5.86	2/4/2015
	2/9/2009	159,750	6,250	(1)	$0.76	2/9/2016
	2/8/2010	134,583	55,417	(2)	$3.05	2/8/2017
	7/26/2010	47,500	—		$3.09	7/26/2017
	2/7/2011	87,083	102,917	(3)	$2.40	2/7/2018
	2/6/2012	—	190,000	(4)	$2.79	2/6/2019
	10/31/2012	—	165,000	(5)	$0.90	10/31/2019

J. Michael Dodson	10/11/2011	43,750	106,250	(6)	$1.14	10/11/2018
Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary	2/6/2012	—	100,000	(7)	$2.79	2/6/2019
	10/31/2012	—	145,000	(8)	$0.90	10/31/2019
_______________________

(1)	For this option award, 25 percent of the initial grant vested on February 9, 2010, and 1/48th of the initial amount vests each month thereafter.

(2)	For this option award, 25 percent of the initial grant vested on February 8, 2011, and 1/48th of the initial amount vests each month thereafter.

(3)	For this option award, 25 percent of the initial grant vested on February 7, 2012, and 1/48th of the initial amount vests each month thereafter.

(4)	For this option award, 25 percent of the initial grant vests on February 6, 2013, and 1/48th of the initial amount vests each month thereafter.

(5)	For this option award, the options vest in its entirety on the 15 month anniversary of the vesting commencement date.

(6)	For this option award, 25 percent of the initial grant vests on February 6, 2013, and 1/48th of the initial amount vests each month thereafter.

(7)	For this option award, 25 percent of the initial grant vests on October 13, 2013, and 1/48th of the initial amount vests each month thereafter.

(8)	For this option award, the options vest in its entirety on the 15 month anniversary of the vesting commencement date.

Equity Awards Exercised or Vested During the Year Ended December 31, 2012

The following table provides the specified information on exercises of options to purchase common stock and RSUs that vested during the year ended December 31, 2012 with respect to the named executive officers:

	Option Awards			Stock Awards
Name and Title	Number of Shares Acquired On Exercise	Value Realized On Exercise		Number of Shares Acquired On Vesting	Value Realized On Vesting
David Dutton	14,000	$21,567	(1)	10,000	$27,900	(2)
Former Chief Executive Officer, President and Director
J. Michael Dodson	—	—		—	—
Chief Operating and Chief Financial Officer, Executive Vice President and Secretary
_____________________________

(1) The value realized on the exercise is calculated as the difference between the fair market value of the shares on the date of exercise and the applicable exercise price for those options.

(2) The value realized on the shares acquired is the fair market value of the shares on the date of vesting, which is the closing price on such date of the Company's stock as traded on the NASDAQ Global Market.

Non-Qualified Deferred Compensation

Under the deferred compensation plan, the Company provides eligible employees and non-employee members of its Board of Directors who participate in the plan (“Participants”) the opportunity to defer a specified percentage of their base salary or retainer fees for participation on the Company's Board and Board Committees. In addition, the Company's Board of Directors may make discretionary contributions to the accounts of one or more Participants. In 2012, there were no contributions to the deferred compensation plan by the executive officers, and there were no discretionary contributions made by the Board of Directors.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Company has entered into Severance and Executive Change in Control Agreement with Messrs. Dutton and Dodson, (collectively, the “Severance Agreements”). Each Severance Agreement provides that severance benefits become payable to the executive upon the occurrence of certain types of severance events. The Compensation Committee will continue to review such agreements and may amend, renew or extend such agreements in the future.

The amount of compensation payable to each such executive upon the occurrence of each type of severance event is listed in the tables below, and is calculated assuming that the applicable event occurred on December 31, 2012:

Name and Title	Type Of Severance Event (1)	Continuation of Salary and Benefit	Annual Target Bonus Award	Continuation of Insurance and Benefit	Accelerated Vesting of Stock Options (2)	Accelerated Vesting of Restricted Stock Units (3)
David Dutton (4)	I.	$785,076	$785,076	$27,154	$500	—
Former Chief Executive Officer, President and Director	II.	$785,076	$785,076	$27,154	$500	—
	III.	$392,538	—	$13,577	—	—

J. Michael Dodson	I.	$310,154	$186,092	$26,016	—	—
Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary	II.	$310,154	$186,092	$26,016	—	—
	III.	$310,154	$93,046	$26,016	—	—
_______________________

(1)
The Severance Agreements with the CEO and CFO identify three types of events that would trigger the benefits described above. Each event and the material consequences thereof under the Severance Agreements are further described below. Mr. Dutton's agreement was effective May 25, 2011 with an initial term of two years. Mr. Dodson's agreement was effective January 4, 2012 with an initial term of two years.

(2)
The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $0.84 per share, the closing price of the Company's common stock on December 31, 2012.

(3)	The value of the unvested and accelerated time-based and performance-based RSUs is based on $0.84, the closing price of the Company's common stock on December 31, 2012.

(4)
Mr. Dutton's compensation payable has been calculated using his current salary, which includes a 10 percent reduction, which has been voluntarily taken, in connection with the Company's continued emphasis on cost-reductions.

I.    In the event that, within 12 months following a “Change of Control” of the Company (described below), any of the executive officers is terminated by the Company without “good cause” (defined as (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company, (ii) dishonesty, material breach of any agreement with the Company, or intentional misconduct, or (iii) commission of a crime involving dishonesty, breach of trust or physical or emotional harm to any person), then, upon signing a general release:

•
The CEO is entitled to receive (i) the greater of (A) his base salary for the twenty-four months preceding the Change of Control or (B) 200 percent his then current annual base salary, plus (ii) 200 percent of his annual target bonus, and (iii) full vesting of all outstanding stock options, RSUs, and any other award outstanding, and (iv), reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for twenty-four months.

•
The CFO, is entitled to receive (i) the greater of (A) his base salary for the twelve months preceding the Change of Control or (B) his then-current annual base salary, plus (ii) 100 percent of his annual target bonus award, (iii) full vesting of all outstanding stock options, RSUs, and any other award outstanding, and (iv) reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for a period of twelve months.

II. In the event that, within 12 months following a “Change of Control” of the Company, any of the executive officers terminates his employment with the Company for “good reason” (defined as (i) a significant reduction by the Company in the executive's annual base salary, (ii) the failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company's assets, to assume the Agreement, (iii) the assignment of the executive to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor, or (iv) the Company requiring the executive to reside or be based at a location 50 miles or more from the location where the executive was based immediately prior to the Change of Control), then, upon signing a general release:

•
The CEO is entitled to receive (i) the greater of (A) his base salary for the twenty-four months preceding the Change of Control or (B) two times his then current annual base salary, plus (ii) two times of his annual target bonus, and (iii) full vesting of all outstanding stock options, RSUs, and any other award outstanding, and (iv), reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for twenty four months.

•
The CFO, is entitled to receive (i) the greater of (A) his base salary for the twelve months preceding the Change of Control or (B) his then-current annual base salary, plus (ii) an amount equal to his annual target bonus award, (iii) full vesting of all outstanding stock options, RSUs, and any other award outstanding, and (iv) reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for a period of one year.

III. In the event the Company terminates the executive without “good cause”, as defined above and such termination is not within a Change of Control period, then upon signing a general release:

•
The CEO, is entitled to receive (i) a cash payment in an amount equal to his then-current salary, and (ii) reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for a period of twelve months.

•
The CFO, is entitled to receive (i) a cash payment in an amount equal to his then-current annual base salary, plus (ii) 50 percent of his prior year bonus award, and (iii) reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for a period of one year.

If any part of the benefits under a Severance Agreement is determined be an excess parachute payment under Section 280G of the Internal Revenue Code, then at the executive's option, the payment may be reduced to the minimum extent necessary to have no excess parachute payment.

“Change of Control” is defined as (a) an event or series of events wherein (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50 percent) of the voting stock of the Company, (ii) a merger or consolidation in which the Company is a party, or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; wherein the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, ownership of more than fifty percent (50 percent) of the total combined voting power of the outstanding voting stock of the Company or the surviving corporation.

Pursuant to the Company's 2012 Equity Incentive Plan, in the event that a Change in Control of the Company, as defined therein, occurs, the Compensation Committee may, in its sole discretion, provide for any one or more of the following:

1.	accelerate the exercisability and vesting of outstanding options and shares acquired upon the exercise of such options prior to, upon, or following such Change in Control,

2.
if the acquiring corporation does not assume or substitute new options for outstanding options granted under the Plan, any unexercised or unvested portions of the outstanding options shall become immediately exercisable and vested in full as of the date of the Change in Control. Any options which are neither assumed or continued by the acquirer nor exercised as of the date of the Change in Control will terminate and cease to be outstanding effective as of the date of the Change in Control; and

3.
may determine that each or any option outstanding immediately prior to the Change in Control shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Compensation Committee and agreed to by the acquiring corporation) of stock subject to such canceled option in (i) cash, (ii) stock of the Company or of a corporation or other business entity that is party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a fair market value equal to the excess of the fair market value of the consideration to be paid per share of stock in the Change in Control over the exercise price per share under such option (the “spread”). In the event such determination is made by the Compensation Committee, the spread (reduced by applicable withholding taxes, if any) shall be paid to participants in respect of the vested portion of their canceled options as soon as practicable following the date of the Change in Control and in respect of the unvested portion of their canceled options in accordance with the vesting schedule applicable to such awards as in effect prior to the Change in Control.

Further, pursuant to the Plan, in the event of a Change in Control, each non-employee director award held by a non-employee director whose Service has not terminated prior to such date shall become immediately exercisable and vested in full and shall be settled effective as of the date of the Change in Control.

Pursuant to the ESPP, in the event of a proposed sale of all or substantially all of the Company's assets, or a merger or consolidation of the Company, then in the sole discretion of the Compensation Committee, (i) each option shall be assumed or an equivalent purchase option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (ii) a date established by the Compensation Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as an exercise date, and all outstanding purchase options shall be deemed exercisable on such date or (iii) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the participants.

Release Agreement with David Dutton

On April 2, 2013, the Company entered into a Release Agreement with Mr. Dutton in connection with his departure as Chief Executive Officer, President and Director. The discussion of compensation programs in this Compensation Discussion and Analysis generally refers to compensation decisions made for Mr. Dutton prior to entering the Release Agreement and reflects the general policies and decision-making processes of the Compensation Committee. Special compensation arrangements associated with the Release Agreement are described immediately below.

The Release Agreement implements certain payments under the existing Severance and Executive Change in Control Agreement with Mr. Dutton by providing that Mr. Dutton will receive (i) a severance payment of $364,500 which comprises one year base salary as of the February 19, 2013 Separation Date, after taking into account the voluntary 10% reduction in such salary taken by Mr. Dutton and the additional 10% reduction in such salary imposed by the Company's furlough program and (ii) reimbursement of COBRA coverage expenses for the earlier of the twelve months after the Separation Date, or until Mr. Dutton has secured other employment.

Pension Benefits

None of the Company's executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

CODE OF ETHICS

The Board of Directors of the Company has approved a Code of Ethics and Business Conduct that applies to all employees and contractors, including the Company's President and Chief Executive Officer and Director, and Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary. A copy of the Code of Ethics and Business Conduct can be found on the Company's website (http://www.mattson.com). To the extent permitted, the Company intends to disclose any future amendments to its Code of Ethics and Business Conduct by posting the changed version on the same website.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation from certain reporting persons that no other reports were required, the Company believes that during 2012, its officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2012, concerning shares of the Company's common stock authorized for issuance under all of the Company's equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans
approved by security holders (1)	7,646,195	$3.33	6,187,493
Equity compensation plans not
approved by security holders	—	—	—
	7,646,195	$3.33	6,187,493
_______________________

(1)
Data reflects our 2012 Plan and our ESPP. Our 2012 Plan was approved by our stockholders at our 2012 annual meeting. Our ESPP was approved by our stockholders at our 1994 annual meeting and has been amended from time to time. As of December 31, 2012, out of the total shares authorized for issuance under the 2012 Plan, 5,778,254 shares had been issued, 7,646,195, shares were subject to outstanding options, 6,187,493 shares remained available for future grant, and out of the total shares authorized for issuance under the ESPP, 3,538,058 shares has been issued and 2,636,942 shares remained available for issuance.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The members of the Compensation Committee on December 31, 2012 were Kenneth Smith (Chairman), Richard Dyck and Kenneth Kannappan. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement for the Company's 2013 Annual Meeting of Stockholders on Schedule 14A.

COMPENSATION COMMITTEE

Kenneth Smith, Chairman
Richard Dyck
Kenneth Kannappan

April 11, 2013

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its independent registered public accounting firm (the “independent auditors”). The Audit Committee is also responsible for the selection of the Company's independent auditors, and approves all professional services performed by the independent auditors. The Audit Committee is composed of three independent, non-employee directors and operates under a written charter adopted and approved by the Board of Directors which is available on the Company's website at http://ir.mattson.com/governance.com. The members of the Audit Committee on December 31, 2012 were Scott Peterson (Chairman), Kenneth Kannappan and Kenneth Smith. Each of the members of the Audit Committee is independent for purposes of the NASDAQ listing standards and the SEC rules as they apply to audit committee members. The Board has determined that Scott Peterson is an “audit committee financial expert” as defined by SEC rules.

Management is responsible for the financial reporting process, for establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The independent auditors have the responsibility to express an opinion on the financial statements and on internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Our responsibility is to monitor and review these processes, as well as to review the independent audit plan and the reports of the independent auditors. We rely on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held seven meetings during 2012. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company's independent auditors. PricewaterhouseCoopers LLP (“PwC”) performed the audit of the Company's consolidated financial statements for 2012 as its independent auditors. We discussed with the Company's management and PwC the overall scope of and plan for the 2012 audit before it was performed by PwC. We met with PwC to discuss the results of their examination. We also have selected PwC as the Company's independent auditors for 2013.

We have reviewed and discussed with management and PwC the audited consolidated financial statements of the Company for the year ended December 31, 2012 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. We also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance.

The Company's independent auditors also provided to us the written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. We discussed with the independent auditors their independence from the Company. When considering PwC's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements were compatible with maintaining their independence. We also reviewed and pre-approved, among other things, the fees paid to the independent auditors for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the year ended December 31, 2012 be included in the Company's Annual Report on Form 10-K.

AUDIT COMMITTEE

Scott Peterson, Chairman
Kenneth Kannappan
Kenneth Smith

April 11, 2013

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be delivered to, or mailed and received at the Company's principal executive offices not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year's Annual Meeting of Stockholders; provided however, that if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90 days prior to such Annual Meeting or, if later, the 10 days following the day on which public disclosure of the date of such Annual Meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

In addition, proposals of stockholders intended to be included in the Company's Proxy Statement and presented at the 2014 Annual Meeting of Stockholders of the Company must satisfy SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and must be received by the Company at its offices no later than December 20, 2013.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2013 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

THE COMPANY'S STOCKHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHICH WAS MAILED TO YOU ON OR ABOUT APRIL 19, 2013. IF YOU REQUEST PRINTED COPIES OF THE PROXY MATERIALS BY MAIL, YOU CAN ALSO VOTE BY MAIL.

By Order of the Board of Directors,

J. Michael Dodson
Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary

April 11, 2013